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                               RESALE AGREEMENT

     THIS AGREEMENT is made and entered into this 18th day of March, 1993, by and between Teleport Communications Group, Inc. a Delaware corporation with its principal office located at One Teleport Drive, Suite 301, Staten Island, New York 10311-1011, (hereinafter (TCG)", and ARC Networks, a division of Avionics Research Corporation, a New York corporation, with its principal office located at 425 Broad Hollow Road, Melville, New York 11747-4701 (hereinafter "Reseller)", for the purpose of establishing a sales representation relationship between them.

                                  WITNESSETH:

     WHEREAS, TCG is in the business of providing telecommunications services in certain geographic market areas; and

     WHEREAS, Reseller has applied to TCG for the right to market, sell and distribute TCG's services to the general public; and

     WHEREAS, both TCG and Reseller recognize the compatible nature of their individual goals in expanding competition in the services offered by TCG as well as any services to be offered by Reseller and the benefits which will accrue to the public through the Parties' cooperation; and

     WHEREAS, TCG has agreed to engage Reseller pursuant to the terms and conditions set forth herein.

     NOW, THEREFORE, in consideration of the mutual promises, covenants and warranties which appear below, and intending to be legally bound thereby, the parties hereby agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

     Whenever used in this Agreement, as hereinafter defined, the following terms shall have the respective meanings given to them in this Article I, unless the context requires otherwise. Said terms also shall have the said meanings when used in any exhibit, schedule, attachment, or addendum hereto or in any document made or otherwise delivered pursuant to this Agreement, unless the context otherwise requires. Each said term defined in this
Article I shall be deemed to refer to the singular, plural, masculine, feminine, or neuter as the context requires.

     1.1. "AGREEMENT" means this Agreement, as originally executed and as the same may be amended, modified and supplemented from time to time by exhibits, schedules, attachments or addendum executed in accordance herewith.

     1.2. "ASSIGNMENT" means a sale, exchange, transfer or other disposition of all or any portion of a Party's rights hereunder.

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                                       2

     1.3. "AFFILIATE" means, when used with reference to a specific Person, any Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specific Person. This term shall also include any person who, directly or indirectly, through one or more intermediaries, has the contractual right or option to acquire or vote more than 10% of the voting interesting of a specific Person.

     1.4. "BUSINESS DAY" means day other than "Saturdays, Sundays, and legal holidays.

     1.5. "CONTROL" (or the verb from "Controlled"), a Person shall be deemed to control another Person when such controlling Person has the power, directly or indirectly, to cause the direction of the management or policies of such other Person, whether through the ownership of voting securities, by contract, agency or otherwise.

     1.6.     "CUSTOMER" means an end-user of TCG's Services.

     1.7. "EFFECTIVE DATE" means the date of the last necessary signature hereto.

     1.8.     "FCC" refers to the Federal Communications Commission.

     1.9. "FINAL ORDER" means an action by any applicable federal or state agency or court as to which: (i) no request for stay by the federal or state agency or court of the action is pending, no such stay is in effect, and, if any deadline for filing any such request is designated by statute or regulation, it has passed; (ii) no petition for rehearing or reconsideration of the action is pending and the time for filing any such petition has passed; (iii) the federal or state agency or court does not have the action under reconsideration on its own motion and the time for such reconsideration has passed; and (iv) no appeal to a court, or request for stay by a court, of the federal or state agency's or court's action is pending or in effect, and if any deadline for filing such appeal or request is designated by statute or rule, it has passed.

     1.10     "MOU" means a minute of use of TCG's Services hereunder.

     1.11 "PARTY" refers to one or both of the parties to this Agreement, TCG or Reseller, as the context indicates.

     1.12 "PERSON" means any general partnership, limited partnership, corporation, joint venture, trust, business trust, governmental agency, cooperative, association, individual or other entity, and the heirs, executors, administrators, legal representatives, successors and assigns of such person as the context may require.

     1.13     "PROPRIETARY INFORMATION" means information relating to

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the business and operations of TCG or its subsidiaries, Affiliates, clients and consultants including, but not limited to, all technical, marketing and financial information relating thereto, any information relating to the pricing, methods, processes, financial data, lists, apparatus, statistics, programs, research, development or related information of TCG, its subsidiaries or Affiliates, or TCG's or Reseller's clients, concerning past, present or future business activities or operations of said entities or the results of the provision of Services performed by Reseller under this Agreement.

     1.14 "SERVICES" OR "TCG'S SERVICES" refers to the point-to-point and switched telecommunications services delineated in Schedules A & B hereto, to be resold hereunder by Reseller to the general public in certain geographic market areas.

                                  ARTICLE II
                          UNDERTAKING OF THE PARTIES

     2.1 "SCOPE" Reseller and TCG wish to set fourth a standard set of general terms and conditions which will facilitate Reseller's ability to market, sell and distribute the services in various metropolitan areas. The Services will offered in each metropolitan area by an entity ("Authorized Entity") which is either an affiliate or subsidiary of TCG and/or which TCG manages or is otherwise contractually affiliated with. TCG will notify Customer from time to time of the identity of each Authorized Entity for which such terms and conditions are applicable.

     2.2. "FORMATION" TCG hereby agrees to provide to Reseller, and Reseller hereby agrees to accept use of certain TCG Services hereunder. The Services are as set forth in Schedules A & B hereto and in any applicable tariffs. These Schedules may be revised from time to time by TCG in accordance with generally applicable changes in TCG's service offerings. TCG will inform Reseller of any changes in its Services in a timely manner such that Reseller may continue to correctly represent the services to the public.

     2.2.1 Reseller will market the Services to its target accounts. Reseller agrees that it shall enter into a Master Communications Services Agreement and corresponding Service Supplements (hereinafter "Service Supplements") with TCG for the provision of resale Services. Upon receipt of an executed Service Supplement, TCG will install and then implement the Service in its switching facility and network

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                                       4

     2.2.2 Reseller shall use TCG Services from among those listed in Schedule A and Schedule B.

     2.2.3 TCG reserves the right in its full discretion to decline to accept a Customer contract solicited by Reseller pursuant to its generally applicable business criteria.

     2.3. CONNECTIONS TO IXCs: Reseller will specify to TCG its automatic routing selections for all InterLATA and international traffic. Reseller will negotiate directly with the IXC of its choice and be responsible for all IXC charges.

     2.4. AUTHORITY OF RESELLER TCG and Reseller hereby agree that Reseller is a reseller of TCG's Services and solicits offers for such Services. Reseller shall enter into contracts with Customers for the Services. Reseller shall have not right, however, to enter into a contract on TCG's account or to bind TCG in any manner.

     2.5. RESELLER'S AUTHORIZATIONS Reseller shall secure and maintain, at its sole expense, all licenses and permits required by federal, state or municipal law or regulation for it and its employees, agents or other representatives, to ensure Reseller's lawful performance of this Agreement.

                                 ARTICLE III
                         PAYMENT AND COLLECTION TERMS

     3.1.     RATES FOR SERVICES Subject to the following Sections of this
Article III, Reseller will be charged pursuant to Schedule C hereto for switched Services and pursuant to Schedule D hereto for dedicated Services. Schedules C & D may be changed from time to time by TCG in accordance with changes in TCG's tariffs or generally applicable schedule of rates.

     3.1.1. In the event that the underlying local exchange carrier increases its rates for services used by TCG in providing Service hereunder, TCG shall have the option to increase its rates to Reseller accordingly.

     3.2. MINIMUM COMMITMENT PERIODS Reseller understands and agrees that the rates for Service to Representative are based upon an expected usage level and that, absent the minimum usage for both switched and point to point Service set forth herein, TCG would be unable to offer the Service at the rates given to Reseller. In view thereof, Reseller shall have Minimum Commitment Levels for Service hereunder. The first Minimum Commitment Level shall be for a Minimum Commitment Period that shall commence after the Effective Date hereof, and continue for a period of six (6) months. By the sixth (6th) month of this period, Reseller must have in service an aggregate from all of Reseller's accounts of two-hundred fifty thousand (250,000) MOUs per month. A second Minimum Commitment

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                                       5

Period shall begin at the end of the first such period. It will continue until the twelfth (12th) month after the commencement of the first such Period. By the twelfth (12th) month, Reseller must have in service an aggregate from all of Reseller's accounts of five-hundred thousand (500,000) MOUs per month as well as ten (10) DS-1s, TeleXpress Services, or other services generating equivalent revenue.

     3.2.1 TCG shall review Reseller's usage at the end of each Minimum Commitment Period. If, at the end of each such Period, Reseller has not met the associated Minimum Commitment Level, then Reseller shall pay to TCG the amount that would have been paid to TCG for Service if the Minimum Commitment Level had been achieved for all months of the associated Minimum Commitment Period.

     3.2.2 TCG shall invoice Reseller for the amount due pursuant to the provisions of subsection 3.2.1 hereof, which amount shall be due from Reseller within thirty (30) days after TCG sends the invoice. After the end of the second Minimum Commitment Period, Reseller shall billed and shall pay to TCG for actual usage or at the second Minimum Commitment Level, whichever is greater.

     3.3. LATE PAYMENT; BILLING DISPUTES Payment and billing disputes shall be tendered in accordance with the provisions of the Master
Communications Services Agreement to be entered into between TCG and Reseller.

     3.4. CREDITWORTHINESS In addition to any other remedies available to TCG, TCG may elect, in its sole discretion, to cause start of service for Service applicable to a Customer to be withheld or decline to accept a Customer if there is a material change in Reseller's creditworthiness (or TCG may condition the provision of Service on assurance of payment by Reseller or Customer which shall take the form of a deposit or similar assurance as specified by TCG).

     3.5. SALES FORECAST Reseller will forecast quarterly sales objectives. These objectives will not be considered by TCG as Reseller's contractual commitments.

                                  ARTICLE IV
                               TERM OF AGREEMENT

     4.1 EFFECTIVE DATE; RENEWAL This agreement shall become effective upon the Effective Date, and shall remain in effect for a period of ten (10) years unless otherwise terminated in accordance herewith. This Agreement automatically shall be renewed thereafter for successive periods of one (1) year or as otherwise agreed by the Parties. This Agreement thereupon shall be

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                                      6

terminable by either Party at the end of the initial or then-current renewal term upon written notice two hundred seventy (270) days prior to the end of the then-current term.

     4.2. INSOLVENCY Either Party may terminate this Agreement upon ninety (90) days notice to the other Party in the event of an admission by the other Party of an inability to pay its debts, the entering into by the other Party of a composition or other arrangement with its creditors, the appointment of a trustee or receiver, with or without consent, for the other Party of all or any substantial portion of its property or the filing of a petition for relieve by or against the other Party under the Bankruptcy Code or any similar federal or state statute (including moratorium laws); PROVIDED, HOWEVER, that in the case of an involuntary petition, there shall be no right of cancellation hereunder unless such petition remains undismissed sixty (60) days after the filing thereof.

     4.3. LOSS OF OPERATING AUTHORITY This Agreement shall terminate automatically and without liability or further obligation on the part of either Party to the other if, by Final Order, TCG loses its authority to provide the Services as contemplated hereunder, or if such authority is suspended or not renewed.

     4.3.1 If such authority is lost, suspended or not renewed with regard to a portion of the Services or service areas, then this Agreement shall terminate automatically and without liability or further obligation on the part of either Party to the other with regard only to the Service or service area concerned.

     4.3.2 The provisions of this Section 4.3 shall not be construed to affect any liabilities which arise prior to the automatic termination hereunder, or which may later arise from the Parties' activities during the term of this Agreement.

     4.4. EVENTS OF DEFAULT Aside from any other events of default set forth in this Agreement, the following shall constitute an event of default hereunder: (i) the failure by Reseller to make any payments due to TCG hereunder for a period of ten (10) days after the date such payment is due;
(ii) the violation by either Party hereto of any material term or provision of this Agreement or the failure of either party hereto to perform any of its material obligations hereunder for a period of thirty (30) days, the failure of the defaulting Party to take such steps as are necessary to commence the cure within thirty (30) days and thereafter to prosecute such steps to completion; (iii) the misapplication by Reseller of TCG's services; (iv) a consistently poor payment record or other evidence of lack of financial ability to perform; (v) any act that violates applicable federal or state law or regulation or other unlawful act; (vi) the failure of Reseller to abide by the

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                                       7


terms of Sections 3.2, 3.3, 5.3, 5.4, and 7.4 hereof; or (vii) the willful or intentional violation by either Party hereto of any term or provision of this Agreement.

     4.4.1. Upon the occurrence of an event of default as defined herein, the non-defaulting Party shall have the right to terminate this Agreement upon thirty (30) days written notice.

     4.4.2. If Reseller defaults in its performance hereunder, as defined in this Section 4.4, then TCG may, at its option, and as consideration for TCG's capital expenditures in providing Service to Reseller's Customers hereunder, enter into direct contracts with Customers obtained hereunder and bill such Customers directly, with no compensation being due to Reseller therefor.

     4.5. SPECIFIC PERFORMANCE TCG shall have the right to enforce the provisions of this Article IV by obtaining an injunction or specific performance from any court of competent jurisdiction. Additionally, if Reseller willfully breaches any material term hereof, whether or not TCG exercises its option to terminate this Agreement pursuant to the terms of
Section 4.4 hereof, TCG shall be entitled to recover reasonable attorney's fees in redressing said breach. The provisions of this Section 4.5 shall survive the termination of this Agreement.

     4.6. ALTERNATIVE REMEDIES The remedies set forth herein are cumulative and in addition to, and not in limitation of, other remedies available at law or in equity. None of the remedies specified in this
Article IV for any default or breach of this Agreement shall be exclusive.

                                  ARTICLE V
                             MARKETING STANDARDS
                             -------------------

     5.1 SALES LITERATURE TCG shall provide Reseller, at Reseller's sole expense, with display materials and with an ongoing supply of sales literature, if available. The copies of such display materials and sales literature will be the property of Reseller. However, the rights preserved to TCG pursuant to the provisions of Section 5.3 hereof will remain with TCG. TCG will provide Reseller with assistance in assembling relevant documentation.

     5.2. MANAGERIAL TRAINING TCG shall provide managerial training regarding its services, sales techniques and marketing strategies. Such managerial training will be provided by TCG at no cost to Reseller for five
(5) managerial employees of Reseller. Training for additional of Reseller's managerial employees shall be at Reseller's cost. Such cost shall be mutually agreed-upon by the Parties.

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                                       8

     5.2.1 Expenses for Resellers' managerial employees who obtain training hereunder shall be paid by Reseller. Said expenses shall include, but not be limited to: air fare (or other travel expense); lodging; meals; local transportation to TCG's training site; and incidental expenses.

     5.3. TRADE NAMES AND TRADEMARKS All trade names, trademarks and service marks owned or employed by TCG or any subsidiary or Affiliate of TCG, used or employed in TCG's business operation, shall remain the sole and exclusive property of TCG, or such subsidiary or Affiliate, and such trade names, trademarks and service marks shall not be used by Reseller without the prior written consent of TCG or such subsidiary or Affiliate. Reseller shall immediately discontinue any use of such marks and names upon termination hereof.

     5.4. ADVERTISING TCG shall establish standards for all advertising, promotional, and customer training materials used or distributed by Reseller which relate to TCG's services. Reseller may refer to itself as an authorized Reseller of TCG Services whenever it refers to the services in promotional, advertising, or other materials. In addition, Reseller shall provide to TCG for its prior review and written approval, all promotional, advertising or other materials or activity using or displaying TCG's name, Services or referring to Reseller as an authorized distributor of TCG Services. Such review and standards will be limited to factual matters pertaining to services furnished by TCG and use of TCG's marks and name. Reseller agrees to change or correct, at Reseller's expense, any such material or activity which TCG, in its sole judgement, determines to be inaccurate, misleading or otherwise objectionable.

                                  ARTICLE VI
                       OPERATING DUTIES OF THE PARTIES

     6.1. CUSTOMER SUBSCRIPTION AND SERVICES Reseller shall provide Customers with applications for service using pre-printed forms provide or approved by TCG. Such applications shall then be forward by Reseller to TCG within no more than three (3) Business Days after execution. Reseller agrees to comply with all of TCG's customer service procedures regarding TCG's Services hereunder.

     6.2. RESELLER'S REPRESENTATIONS; CONTRACTS Reseller shall make no representations, warranties, promises, understandings, or agreements concerning TCG or TCG's Services not approved in advance by TCG. Reseller may represent itself as a reseller of TCG's Services.

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                                       9

     6.3. CONDUCT OF RESELLER In performing this Agreement, Reseller shall:
              (a) conduct itself in an honest, professional, and ethical manner and comply with all applicable statutes, ordinances, and regulations; and

              (b) employ only personnel who Reseller determines are fully qualified through education and experience to perform Reseller's duties; and

              (c) deal directly with, and only with designated TCG personnel for all purposes and with regard to all matters that arise hereunder. The subject personnel will be designated by TCG upon the execution by Reseller of this Agreement.

     6.4. COLLECTION OF CHARGES Upon agreement by Reseller to provide Service to Customer hereunder, the Customer shall become a customer of Reseller. Reseller shall provide said service to such Customer and shall be responsible for billing and collection of any associated deposits and charges for such Service.

     6.5. RESELLER'S FURTHER RESPONSIBILITIES: Reseller shall be responsible to do the following:

              (a) Negotiate sales; take orders; analyze and design service proposals;; and coordinate with TCG as appropriate and necessary.

              (b) Provide current customer and other information as required for TCG to conduct customer surveys to ascertain Customer satisfaction with the Service.

              (c) Make only such representations concerning the functions, capabilities, characteristics, design, installation date or availability of any TCG Service as have been agreed upon by Reseller and TCG.

              (d) Use commercially reasonable efforts at all times to give prompt, courteous and efficient service to customers; act in accordance with the highest standards of honesty, integrity and fair dealing in all dealings with such customers. Reseller shall not do anything which would tend to discredit, dishonor, reflect adversely upon or in any manner injure the reputation on TCG.

              (e) Explain the Services and advise customers on the use of the Services and the compatibility of the Services with other products and services offered for sale by TCG.

              (f) Maintain documents and records ("Records") supporting the sales of Services subject hereof.

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                                       10

              (g) Cooperate fully in the collection, compilation and maintenance of data required to be reported by TCG pursuant to any federal or state statute, regulation or order. TCG represents that, to the best of its knowledge, as of the date hereof, there are no reporting requirements imposed on TCG which require Reseller's cooperation other than in completing standard sales documents.

              (h) Immediately inform TCG in the event of major or minor outage. In addition, Reseller agrees that it shall give TCG immediate notice in the event that a customer reports an outage to Reseller.

     6.6. TCG EMPLOYEES Reseller agrees that the purpose and effect of this Agreement is to increase competition in the access market, and to facilitate Reseller's entry thereto. To aid Reseller in such completion, pursuant to Section 5.2 hereof, Reseller will obtain access to certain of TCG's confidential information and trade secrets, including system,s procedures, customer relations practices, buying patterns and other information acquired or developed by TCG. Reseller also will obtain access to TCG employees who have such information. Accordingly, a confidential relationship will exist hereunder between TCG and Reseller. Reseller thus agrees that to use its position of confidence with TCG to obtain TCG employees would be unfair. In view thereof, Reseller agrees that, should Reseller hire any TCG employees, it will reimburse TCG for the reasonable cost of recruiting and training replacement employees, and will not appropriate, either directly or through said employees, TCG's customer lists or other confidential information not already known to Reseller.

     6.6.1 Reseller agrees and stipulates that access to TCG's employees enhances Reseller's ability to compete in the access market, that the provisions of this Section 6.6 are not designed to exclude, and will not exclude, competition from the access market, and that said provisions are both reasonably necessary and the least restrictive means for TCG to protect its legitimate interests in encouraging more competition at the retail level.

     6.7 TCG RESPONSIBILITIES: TCG shall use reasonable efforts to do the following:

              (a) Process Reseller's service orders in a prompt and efficient manner.

              (b) In accordance with TCG's applicable tariffs and Service Contracts, install, maintain and support the Service(s) sold by Reseller pursuant to this Agreement, but TCG shall have no responsibility for or liability in connection with any other services or products sold by Reseller.


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                                      11

              (c) Provide reasonable technical support to Reseller's personnel.

                                 ARTICLE VII
                        LIABILITY AND INDEMNIFICATION

     7.1 RESELLER AN INDEPENDENT CONTRACTOR This Agreement constitutes Reseller as a non-exclusive independent contractor only and not as TCG's general or special agent and does not create a joint venture or apply to confer any status, power or authority upon Reseller other than as expressly set forth herein. The scope of Reseller's authority is specifically limited to the minimum authority necessary to perform the duties accepted pursuant to this Agreement and Reseller shall, to the maximum extent not inconsistent with the provision hereof, control the means, details, manner and method of allotment associated therewith. Reseller shall make no representations as to the policies and procedures of TCG other than as specifically authorized by TCG and shall be liable for any misrepresentation make by Reseller with regard to TCG's Services.

     7.2 RESELLER'S EMPLOYEES All persons employed by Reseller to perform Reseller's duties under this Agreement are, and will remain, the employees and agents of Reseller and are not, and will not become, employees or agents of TCG. Reseller shall be solely responsible for the acts and omissions of its employees and agents and shall have sole responsibility for their supervision, direction, and control. Reseller shall comply with all applicable laws regarding withholding and payment of all income taxes, social security taxes, unemployment insurance and workmen's compensation and disability benefits as well as those regarding equal employment opportunities and safety of the workplace insofar as such concerns the subject matter thereof.

     7.3 RIGHT TO CONDUCT OTHER BUSINESS Each party hereto understands and acknowledges that this Agreement is non-exclusive and that the Parties themselves, their Affiliates, their representatives, and other entities with whom they may contract may compete with the other Party hereto in the businesses subject hereto in TCG's geographic market areas. This Agreement shall not in any way limit TCG's power and right to contract with other Persons concerning the subject matter hereof on such terms as TCG sees fit even though such Persons, as a result, compete with Reseller. This Agreement also shall not in any way limit Reseller's power and right to contract with other Persons concerning the subject matter hereof, either during the term hereof or thereafter, on such terms as Reseller sees fit even though such persons, as a result, compete with TCG.

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                                       12

     7.4 INSURANCE Reseller shall, at its sole expense, be insured at all time during the term of this Agreement under a comprehensive liability insurance policy against claims for bodily and personal injury, death, and property damage caused by or occurring in conjunction with Reseller's activities hereunder. Such insurance coverage shall be maintained under one or more policies of insurance issued by insurance companies qualified to do business in the states where Reseller performs its duties hereunder, and shall be in amounts not less than One Million Dollars ($1,000,000) per occurrence for bodily and personal injury and death, Five Hundred Thousand Dollars ($500,000) per occurrence for property damage, and Five Hundred Thousand Dollars ($500,000) per occurrence for general liability arising out of Reseller's conduct hereunder. Reseller shall provide TCG with a copy of said policy(ies) and shall provide for not less than thirty (30) days prior written notice of any modification, cancellation, or non-renewal thereof. Reseller's insurance coverage hereunder is only for the purpose of assuring TCG that Customers being solicited for TCG's services shall receive good service; it does not and shall not be construed to give TCG any control over or interest in any enterprise of Reseller other than the solicitation of Customers for TCG's services.

     7.5 INDEMNIFICATION Notwithstanding any of the provisions of this Agreement which may be construed to the contrary, Reseller will indemnify TCG, its directors, officers, employees, agents and representatives ("Indemnified Parties"), and save them harmless from and against any and all claims, actions, damages, consequential damages, liabilities and expenses (collectively, "Losses") occasioned by any act or omission of Reseller, its directors, officers, employees, agents or representatives, relating to the performance of its obligations hereunder. If any Indemnified Party shall, without fault on its part, be made a party to any litigation commenced by or against such Indemnified Party or Reseller, then Reseller shall protect and hold such Indemnified Party harmless, and shall pay all costs, expenses, Losses and reasonable attorney's fees incurred or paid by such Indemnified Party in connection with said litigation.

     7.6 QUALITY OF SERVICE TCG will make every reasonable effort to provide continuous and uninterrupted service hereunder in accordance with generally applicable industry standards; however;

              EXCEPT FOR ANY EXPRESS WARRANTIES STATED IN THIS AGREEMENT, TCG DISCLAIMS ALL WARRANTIES INCLUDING, WITHOUT LIMITATION, ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS AND OF FITNESS FOR A PARTICULAR PURPOSE, WHETHER SUCH WARRANTIES ARE MADE BEFORE OR AFTER THE EXECUTION HEREOF. THE STATED WARRANTIES ARE IN LIEU OF ALL OBLIGATIONS 0R LIABILITIES ON THE PART OF TCG FOR DAMAGES INCLUDING, BUT NOT

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                                       13


              LIMITED TO, SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR IN CONNECTION WITH THE USE OR PERFORMANCE OF TCG'S SERVICE. IT IS EXPRESSLY UNDERSTOOD THAT THE SOLE REMEDY OF RESELLER FOR
              BREACH OF THIS AGREEMENT BY TCG OR FOR ANY DAMAGE TO RESELLER OR OTHER PERSON CLAIMED TO HAVE RESULTED
              FROM RESELLER'S RESALE HEREUNDER OR FROM THE USE
              OF TCG'S SERVICE IS CREDITS FOR NETWORK OUTAGES AS
              SET FORTH IN THE ASSOCIATED MASTER COMMUNICATIONS SERVICES AGREEMENT.

     7.7 TAXES Reseller shall be solely responsible to pay all applicable local, state and federal taxes, including sales and uses taxes, excise, access, bypass or other local, state and federal taxes or charges imposed on based upon the provision, sales or use of the Services provide hereunder. Reseller also shall pay any applicable gross receipts taxes with regard to said Services, including surcharges. Such taxes will be billed by TCG to Reseller and will be separately stated on Resellers' invoice; PROVIDED, HOWEVER, that TCG will not bill to Reseller such taxes as may be exempted by a tax exemption or resale certificate for operations in any state for which Reseller obtains such a certificate.

                                 ARTICLE VIII
                                CONFIDENTIALITY

     8.1 PROPRIETARY INFORMATION During the term of this Agreement and for a period of five (5) years thereafter, Reseller shall retain in confidence, and shall require its directors, officers, employees, consultants, representatives and agents to retain confidence, any and all Proprietary Information. The Parties agree that the Proprietary Information constitutes trade secrets of TCG and that the disclosure thereof in contravention of this Agreement would constitute an unfair trade practice.

     8.1.1 Reseller shall take effective precautions, contractual and otherwise, reasonably calculated to prevent unauthorized disclosure or misuse of Proprietary Information by any of its employees or by any other person having access to such information. All of Reseller's employees, agents, representatives or consultants who are given access to Proprietary Information shall first independently and individually execute a confidentiality agreement with TCG.

     8.1.2 Proprietary Information shall not be deemed to include information which is:

     (a)  already known to recipient;

     (b) publicly known (or becomes publicly known) without the fault or negligence of recipient;

     (c) received from a third party without restriction and without breach of this Agreement;

     (d)  independently developed by recipient;

     (e) furnished to a third party by TCG without a similar restriction on the third party's rights;

     (f)  approved for release by written authorization of TCG; or

     (g) required to be disclosed by law; PROVIDED, HOWEVER, that in the event of a proposed disclosure pursuant to this Section 9.1.2(g), Reseller shall give TCG not less than then (10) days prior written notice before such disclosure is made.

     8.2. DELIVERY OF DOCUMENTS Subject to the provisions of Section 5.1 hereof, all documents, manuals and other written information which constitutes Proprietary Information given to or purchased by Reseller during the term of this Agreement shall remain the sole and exclusive property of TCG. Within ten (10) business days after termination of this Agreement, Reseller shall return to TCG (without retaining copies thereof) any and all Proprietary Information obtained from TCG in connection with the transactions contemplated by this Agreement.

     8.3 DISCLOSURE OF TERMS OF AGREEMENT Neither Party hereto shall disclose the terms and conditions of this Agreement to any person or entity without the prior written consent of the other Party.

                                  ARTICLE IX
                                 MISCELLANEOUS

     9.1 FORCE MAJEURE Neither Party shall be liable to the other for any delay or failure to perform hereunder, which delay or failure is due to causes beyond the control of said Party, including, but not limited to:
acts of God; acts of the public enemy; acts of the United States of America, or any state, territory or political subdivision thereof or of the District of Columbia; fires; floods; epidemics; quarantine restrictions; or strikes or freight embargoes.

     9.1.1 Notwithstanding the foregoing provisions, in every case the delay or failure to perform must be beyond the control and without the fault or negligence of the Party claiming excusable delay.

     9.1.2 Performance times under this Agreement shall be considered extended for a period of time equivalent to the time lost because of any delay or failure to perform which is excusable hereunder; PROVIDED, HOWEVER, that if any such delay or failure shall, in the aggregate, last for a period of more than thirty (30) days, the Party not relying on the excusable delay or failure, at its option, may terminate this Agreement.

     9.2. SUCCESSION This Agreement shall be binding upon inure to the benefit of the Parties and their respective heirs, executors, administrators, legal representatives, successors, and assigns; PROVIDED, HOWEVER, that Reseller may not assign its rights, nor may it delegate its duties hereunder, except with TCG's prior written consent.

     9.2.1 The Parties hereby agree and stipulate that TCG may expend significant capital expenses in providing service to customers obtained by Reseller hereunder. Accordingly, the Parties agree that should: (i) an insolvency occur pursuant to Section 4.2 hereof; (ii) should TCG discontinue offering a resale program pursuant to the notice requirement provided in
Section 4.1; or (iii) should Reseller lose, by Final Order, any necessary local, state or federal authority necessary to perform its duties hereunder, TCG may, at its option, directly provide Service to Customers at the applicable retail rate. In the event that TCG exercises its option pursuant to this Section 9.2.1., said option shall be deemed to be in consideration for the above-described capital expenditures, and no further compensation related thereto will be owed by TCG to Reseller.

     9.3. NOTICES All notices pursuant to this Agreement shall be in writing and shall be sent by overnight mail.

     If to TCG, to:           Teleport Communications Group, Inc.
                              1 Teleport Drive, Suite 301
                              Staten Island, NY  10311-1011
                              Attn:  General Counsel

     If to Reseller, to:      ARC Networks
                              425 Broad Hollow Road
                              Melville, New York  11747-4701
                              Attn:  Joseph Sicinski, President

     9.4 INTEGRATION This Agreement represents the entire agreement and understanding between TCG and Reseller as to the subject matter hereof. No waiver, alteration, or modification of any of the provisions of this Agreement shall be binding unless in writing and signed by duly authorized representative of the Party against which enforcement of such waiver, alteration, or modification is sought.

     9.5 SAVINGS CLAUSE If any term, covenant, or condition of circumstance shall to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such term, covenant or condition to person or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant, or condition of the Agreement shall be valid and be enforced to the fullest extent permitted by law.

     9.5.1 All obligations and duties which by their nature extend beyond the expiration or termination of this Agreement shall survive and remain in effect beyond any expiration or termination.

     9.6. APPLICABLE LAW This Agreement shall be governed by the laws of the State of New York.

     9.7. REGULATORY APPROVAL This Agreement shall be subject to and governed by any applicable state and federal regulatory agencies having jurisdiction over the subject matter hereof. Should any approval or authority be required for any acts, duties or obligations to be performed hereunder, the Parties will cooperate in securing the same.

     9.8. AUTHORITY TO CONTRACT Reseller warrants that it has full authority to enter into this Agreement and that such action has been duly authorized in accordance with Reseller's articles of incorporation, by-laws or other applicable organizational documents and procedures.

     9.8.1 The individuals executing this Agreement on behalf of Reseller further warrant that they have the full power and authority to bind their respective entities to the terms hereof and have been duly authorized to do so in accordance with Reseller's corporate or other organizational documents and procedures.

     9.9. CAPTIONS; SECTIONS Captions contained herein are inserted only as a matter of convenience and in no way define, limit, or extend the scope or intent of any provision hereof. Use of the term "Section" shall include the entire subject Section and all its subsections where the context requires.

     9.10 INDEPENDENT BUSINESS JUDGMENT The Parties hereby acknowledge and agree that Reseller is an independent business sufficiently sophisticated to exercise and exercising its own business judgement. The Parties hereby further acknowledge and agree that TCG has made no recommendations or representations regarding any aspect of Reseller's business including, but not limited to, and representations with regard to Reseller's profits therefrom.

     9.11 WAIVER Failure or delay on the part of either Party to exercise any right, power or privilege hereunder shall not operate as a waiver thereof. A waiver of one obligation hereunder shall

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                                       17

not operate as a waiver of any other obligation. Waiver by TCG or Reseller of a breach of any provision of this Agreement by the other Party shall not operate or be construed as a waiver of any subsequent breach by the other Party.

     9.12 EXECUTION This Agreement may be executed in counterparts and each of such counterparts shall, for all purposes, be deemed to be an original but altogether only one (1) Agreement.

     IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

TELEPORT COMMUNICATIONS GROUP, INC.            ARC NETWORKS

By: /s/ [ILLEGIBLE]                               By: /s/ Joseph Sicinski
   --------------------------------               ----------------------------
Title: V.P. [ILLEGIBLE]                              Title:  President
      -----------------------------                  -------------------------
Date:   3/18/93                                Date:  18 March 1993
     ------------------------------                 --------------------------


APPROVED AS TO FORM
LEGAL DEPARTMENT

Date 18 March 93  By M.G.
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